NEWS

Gregory T. Geswein Named Reynolds and Reynolds CFO
Former CFO of Diebold, Incorporated

DAYTON, OHIO, August 8, 2005 – The Reynolds and Reynolds Company (NYSE: REY) announced today that Gregory T. Geswein (50) is joining the company as senior vice president and chief financial officer. He replaces former CFO Dale L. Medford, who retired on June 1.

Geswein comes to Reynolds from Diebold, Incorporated (NYSE: DBD), a global leader in providing integrated self-service delivery systems, security and services, where he served as CFO since April 2000. Geswein began his career with Armco, Incorporated, in 1978. He joined Mead Corporation in 1985 and held a number of senior financial positions during his career there, including vice president and corporate controller as well as corporate treasurer when he left to join Pioneer Standard Electronics, Inc., in 1999 as its CFO.

“Greg is an astute executive with a deep understanding of how to leverage finance operations to optimize businesses and implement growth strategies,” Fin O’Neill, president and chief executive officer, said. “Greg’s customer focus will fit well with our own ‘customer-in’ culture. He has proven to be a successful executive with strong leadership skills. We’re thrilled to have him on our team.”

“Reynolds has a powerful brand in the automotive retailing space,” Geswein said. “The company’s strong balance sheet and cash flow reflect a very solid financial model. I’m looking forward to joining Fin and his team. Reynolds has a wonderful opportunity to grow as a leading provider of services to automobile dealers around the globe.”

Geswein holds a bachelor’s degree in business administration and a master’s degree in finance from the University of Cincinnati. He and his wife Rose will relocate to Dayton. They have two children.

About Reynolds
Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. Reynolds ranked first among major DMS providers in the most recent study of dealership satisfaction by the National Automobile Dealers Association. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward’s Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

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REY0530

Contact:
Paul Guthrie 937.485.8104 paul_guthrie@reyrey.com	John Shave 937.485.1633 john_shave@reyrey.com